CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our name and the use of our independent auditor’s report dated March 17, 2008 on the financial statements for the fiscal year ended December 31, 2007 of SinoCubate, Inc. (formerly Synthenol Inc.) included in its annual report on Form 10-K being filed by the Company.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
April 14, 2009